Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:
Vince Estrada, VISICU Senior Vice President and Chief Financial Officer (410)-843-4530, vestrada@visicu.com
VISICU Reports Third Quarter Results
Delivers Strong Revenue and Operating Income Growth; Increases 2006 Guidance
Baltimore, Maryland — October 26, 2006 — VISICU, Inc. (Nasdaq: EICU), a healthcare information technology and clinical solutions company focused on transforming the delivery of care to the highest acuity patients in the hospital, today announced financial results for the third quarter of 2006. The company reported significantly higher revenue and operating income for the third quarter over the same quarter from the prior year:
•	Revenue for the third quarter was $8.2 million, a 68% increase over the same quarter last year. Revenue for the nine months ended September 30, 2006 was $22.4 million, a 78% increase over the same period last year.

•	Adjusted operating income for the third quarter increased to $2.5 million, resulting in a 30% adjusted operating margin, from adjusted operating income of $241,000 and an adjusted operating margin of 5% for the same quarter last year. Adjusted operating income and adjusted operating margin exclude non-cash stock-based compensation expense included in the GAAP results.

•	GAAP operating income for the third quarter increased to $2.0 million, resulting in a 24% operating margin, from a GAAP operating loss of $(35,000) for the same quarter last year. GAAP operating income (loss) includes non-cash stock-based compensation expense of $461,000 and $276,000 in the third quarter of 2006 and 2005, respectively.

•	Net income for the third quarter of 2006 was $2.5 million, or $0.07 per diluted share. Net income for the third quarter of 2005, including an income tax benefit of $11.3 million, was $11.4 million, or $0.42 per diluted share.

•	Total revenue backlog at the end of the third quarter amounted to $72.4 million, a year-to-date increase of $2.2 million over December 31, 2005.
“I am pleased with our financial results in the third quarter,” said Frank Sample, Chairman and CEO of VISICU. “In addition, we are extremely excited about the positive impact our customers are having on the care they provide to the highest acuity patients in their hospitals. The dramatically lower than predicted mortality rates our customers are experiencing attests to the value of having intensivists involved in the care of ICU patients. Our goal with the eICU Program is to continue to enable their efforts to transform and improve the delivery of care for the most at-risk patients.”

Updated Guidance for 2006
The Company is increasing both its revenue and operating margin guidance for 2006. The Company now expects 2006 revenue to increase 63-64%, an increase over previously issued guidance of 53-56%, and expects 2006 adjusted operating margins to increase to 21-23%, an increase over previously issued guidance of 16-18%. It also now expects that 2006 GAAP operating margins will be 13-15% of revenue for the year, an increase over previously issued guidance of 7-9%. The increases are primarily due to faster than expected expansion of the eICU Program in the company’s customer base and lower than expected legal fees. “We are very pleased with the aggressive roll-out of the eICU Program within our customer base and believe that it is continuing strong validation of our eICU Program’s value proposition,” said Mr. Sample.
Conference Call Information
A conference call and audio webcast will be held today, Thursday, October, 26, 2006 at 4:30 p.m. EDT. Participants can access the call by dialing 719-457-2634 or access the audio webcast through the company’s website at www.VISICU.com under the Company/Investor Relations section. A replay of the call will be available approximately three hours after the call has ended and will be available until 11:59 p.m. (EDT) on Thursday, November 2, 2006. To access the replay, dial 719-457-0820 and enter the conference passcode number: 1469962. A replay will also be archived online on the company’s corporate website at www.VISICU.com.
About VISICU, Inc.
VISICU, Inc. is a healthcare information technology and clinical solutions company transforming the delivery of critical care through its eICU Program. The eICU Program restructures the practice of critical care by using remote monitoring technology to allow systems to centralize scarce critical care trained staff to improve coverage and to allow intervention to prevent or manage crises. For more information, visit www.VISICU.com. VISICU® and eICU® are registered trademarks of VISICU, Inc. All rights reserved. visicu-f
Safe Harbor Statement
This release contains forward-looking statements that are made pursuant to the provisions of Section 21E of the Securities and Exchange Act of 1934, as amended. These forward-looking statements involve a number of risks and uncertainties. Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements. It is important to note that the company’s performance, and actual results, financial condition or business could differ materially from those expressed in the forward-looking statements. The words “outlook”, “positions us”, “guidance”, “expects”, “estimates”, “intends”, “plans”, “projects”, “anticipates”, “believes” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: market acceptance of the company’s principal product offering and any new product releases, the performance and reliability of our products and services, the company’s ability to attract and retain new customers, renewal rates of the company’s existing customers, financial and budget constraints of hospitals, changes in the company’s or competitors’ pricing practices, quarterly operating results may vary, stock price may be volatile, changes in the healthcare industry, the introduction or availability of competing products or services and other competitive factors, changes in the government regulation of our products and services, and the possibility of unfavorable outcomes in regulatory and legal proceedings relating to VISICU’s patent that are pending currently or that could be initiated in the future. Additional discussion of these and other factors affecting the company’s business is contained in the company’s periodic filings with the Securities and Exchange Commission. The company undertakes no obligation to update forward-looking statements to reflect changed assumptions the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
Use of Non-GAAP Financial Measures
Adjusted operating income (loss) and adjusted operating margins as described in this release and in the attached financial statement tables are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP operating income (loss) and operating margins. Management believes the non- GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core results and provides for consistency in financial reporting. Management provides these non-GAAP financial measures because it believes they provide greater transparency with respect to supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP measures are provided to enhance investor’s overall understanding of the company’s current financial performance and the company’s future prospects. For the reconciliation of adjusted operating income (loss) and operating margins to GAAP, please refer to the information included in the attached tables of this press release.

Visicu, Inc.
Condensed Statements of Operations
(In thousands except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006
Revenues	$4,870	$8,158	$12,558	$22,356

Direct cost of revenues	1,023	1,539	2,655	4,380

Gross profit	3,847	6,619	9,903	17,976

Operating expenses	3,882	4,629	11,570	14,418

Income (loss) from operations	(35)	1,990	(1,667)	3,558

Interest income	118	1,571	236	2,896

Interest expense	(4)	(1)	(12)	(5)

Income (loss) before income taxes	79	3,560	(1,443)	6,449

Income tax expense (benefit)	(11,349)	1,060	(11,347)	2,392

Net income	11,428	2,500	9,904	4,057

Accretion of preferred stock	—	—	(354)	—

Net income attributable to common stockholders	$11,428	$2,500	$9,550	$4,057

Net income attributable to common stockholders per share:

Basic	$3.04	$0.08	$2.68	$0.18

Diluted	$0.42	$0.07	$0.36	$0.13

Weighted average shares outstanding used in computing per share amounts:

Basic	3,762	31,987	3,557	22,301

Diluted	27,383	34,628	26,559	32,177

Visicu, Inc.
Reconciliation Between GAAP and Adjusted Operating Income (Loss)
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2005	2006
Income (loss) from operations	$(35)	$1,990

Non-cash stock-based compensation	276	461

Adjusted income from operations	$241	$2,451

Visicu, Inc.
Reconciliation Between GAAP and Adjusted Operating Income (Loss)
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2005	2006
Income (loss) from operations	$(1,667)	$3,558

Non-cash stock-based compensation	577	1,690

Adjusted income (loss) from operations	$(1,090)	$5,248

Visicu, Inc.
Condensed Balance Sheets
(In thousands)

	December 31,	September 30,
	2005	2006
		(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$11,379	$89,036
Marketable securities	—	27,657
Accounts receivable	8,971	6,175
Prepaid expenses and other current assets	527	1,820
Deferred tax assets	9,300	7,644

Total current assets	30,177	132,332

Property and equipment, net	1,780	1,581
Deferred contract costs	4,538	4,581
Marketable securities	—	5,883
Deferred tax assets	6,604	6,604
Other assets	1,601	483

Total assets	$44,700	$151,464

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$1,950	$2,783
Accrued compensation and related costs	1,478	1,378
Deferred revenue	23,516	27,291
Other current liabilities	25	26

Total current liabilities	26,969	31,478

Other long-term liabilities	575	544
Deferred revenue	24,097	19,111

Total liabilities	51,641	51,133

Stockholders’ equity (deficit)	(6,941)	100,331

Total liabilities and stockholders’ equity (deficit)	$44,700	$151,464

Visicu, Inc.
Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2005	2006
Net income	$9,904	$4,057

Adjustments to reconcile net income to net cash provided by operating activities	(10,208)	3,929

Changes in operating assets and liabilities	9,130	2,026

Net cash provided by operating activities	8,826	10,012

Net cash used in investing activities	(1,176)	(34,001)

Net cash provided by financing activities	715	101,646

Net increase in cash and cash equivalents	8,365	77,657

Cash and cash equivalents at beginning of period	8,639	11,379

Cash and cash equivalents at end of period	$17,004	$89,036

Contact Information: VISICU, Inc. Vincent E. Estrada, SVP and Chief Financial Officer (410) 843-4530, vestrada@visicu.com